Exhibit 99.1

NEWS RELEASE

For Release: June 4, 2009	For Further Information: David W. Gifford, CFO Steven R. Lewis, President and CEO (330) 373-1221

First Place Financial Corp. Shareholders Approve Issuance of Common Shares for Treasury Capital Purchase Program Warrant

Warren, Ohio - First Place Financial Corp. (Nasdaq: FPFC), the parent company of First Place Bank, has received shareholder approval to issue First Place Financial Corp. (the Company) common stock upon exercise of the Amended and Restated Warrant issued to the U.S. Department of Treasury under its TARP Capital Purchase Program.  More than 95% of the shareholders who voted on this issue voted in favor of approval.

On March 13, 2009, First Place Financial Corp. (the Company) completed the financing transaction with the U.S. Department of Treasury under the TARP Capital Purchase Program for healthy institutions.  In this transaction, the Company received an investment of $72,927,000 from the Treasury and, in exchange, the Company issued to the Treasury 72,927 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase 3,670,822 shares of the Company’s common stock.  At the time of issuance of the warrant, the number of shares of common stock that could be issued upon exercise of the warrant equaled approximately 21.6% of the outstanding shares of the Company’s common stock, which under Nasdaq rules required the Company to obtain shareholder approval of such issuance.

About First Place Financial Corp.
First Place Financial Corp. is a $3.4 billion financial services holding company based in Warren, Ohio.  First Place Financial Corp. operates 44 retail locations, 2 business financial service centers and 18 loan production offices throughout the Midwest.  Additional affiliates of First Place Financial Corp. include First Place Holdings, Inc., the holding company for the Company’s nonbank affiliates including First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC, APB Financial Group, Ltd. and American Pension Benefits, Inc.  Information about First Place Financial Corp. may be found on the Company’s Web site: www.firstplacebank.com.